Exhibit 99.5

CONSENT OF BRIAN ARGRETT TO BE NAMED AS DIRECTOR

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), the undersigned hereby consents to being named in the accompanying joint proxy statement/prospectus of Broadway Financial Corporation (“Broadway”) and CFBanc Corporation contained in the Registration Statement on Form S-4 to which this consent is attached as an exhibit, and all amendments thereto (the “Registration Statement”), as a person who is anticipated to become a director of Broadway upon completion of the merger described therein, and to the filing of this consent as an exhibit to the Registration Statement.

/s/ Brian Argrett
Brian Argrett

January 15, 2021